Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000
Park-Ohio Announces Second Quarter Results
     CLEVELAND, OHIO, August 11, 2008 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its second quarter ended June 30, 2008.
SECOND QUARTER RESULTS
     Net sales were $285.9 million for second quarter 2008, essentially unchanged from net sales of $286.6 million for second quarter 2007. Net income for the second quarter of 2008 was $5.7 million, or $.49 per share dilutive compared to net income of $5.8 million, or $.50 per share dilutive, for second quarter 2007.
SIX MONTHS RESULTS
     Net sales were $553.0 million for the first six months of 2008, essentially unchanged from net sales of $554.5 million for the same period of 2007. Net income was $9.2 million, or $.79 per share dilutive, versus $11.1 million, or $.95 per share dilutive, in the same period of 2007.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased with the overall performance of most of our businesses, particularly our Manufactured Products Division servicing the worldwide aerospace, rail, steel, oil and gas industries. We expect our Supply Technologies unit to continue to improve through the balance of 2008. Our automotive businesses, most notably Aluminum Products, continue to be slower than anticipated and we are taking the appropriate steps to reduce costs and implement new business.”
     A conference call reviewing Park-Ohio’s second quarter results will be broadcast live over the Internet on Tuesday, August 12, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 55 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
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     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$285,940	$286,636	$553,030	$554,522
Cost of products sold	242,205	244,256	470,602	473,533

Gross profit	43,735	42,380	82,428	80,989
Selling, general and administrative expenses	28,012	24,859	53,957	50,349
Gain on sale of assets held for sale	0	0	0	(2,299)

Operating income	15,723	17,521	28,471	32,939
Interest expense	6,632	8,286	13,896	16,293

Income before income taxes	9,091	9,235	14,575	16,646
Income taxes	3,374	3,386	5,376	5,593

Net Income	$5,717	$5,849	$9,199	$11,053

Amounts per common share:
Basic	$0.52	$0.53	$0.83	$1.00
Diluted	$0.49	$0.50	$0.79	$0.95

Common shares used in the computation
Basic	11,082	11,061	11,118	11,055
Diluted	11,597	11,631	11,644	11,598

Other financial data:
EBITDA, as defined	$21,866	$23,386	$40,587	$42,357

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$5,717	$5,849	$9,199	$11,053
Add back:
Income taxes	3,374	3,386	5,376	5,593
Interest expense	6,632	8,286	13,896	16,293
Depreciation and amortization	5,155	5,280	10,388	10,527
Gain on the sale of assets held for sale	0	0	0	(2,299)
Miscellaneous	988	585	1,728	1,190

EBITDA, as defined	$21,866	$23,386	$40,587	$42,357

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$32,678	$14,512
Accounts receivable, net	194,451	172,357
Inventories	233,056	215,409
Deferred tax assets	21,976	21,897
Unbilled contract revenue	21,570	24,817
Other current assets	15,705	15,232

Total Current Assets	519,436	464,224

Property, Plant and Equipment	275,804	266,222
Less accumulated depreciation	170,222	160,665

Total Property Plant and Equipment	105,582	105,557

Other Assets
Goodwill	101,060	100,997
Net assets held for sale	3,203	3,330
Other	102,547	95,081

Total Other Assets	206,810	199,408

Total Assets	$831,828	$769,189

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$139,311	$121,875
Accrued expenses	78,813	67,007
Current portion of long-term debt	8,172	2,362
Current portion of other postretirement benefits	2,041	2,041

Total Current Liabilities	228,337	193,285

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	164,400	145,400
Other long-term debt	2,770	2,287
Deferred tax liability	22,722	22,722
Other postretirement benefits and other long-term liabilities	23,227	24,017

Total Long-Term Liabilities	423,119	404,426

Shareholders’ Equity	180,372	171,478

Total Liabilities and Shareholders’ Equity	$831,828	$769,189

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES

Supply Technologies	$138,551	$131,133	$267,784	$269,890
Aluminum Products	43,984	48,563	84,520	90,650
Manufactured Products	103,405	106,940	200,726	193,982

	$285,940	$286,636	$553,030	$554,522

INCOME BEFORE INCOME TAXES

Supply Technologies	$6,585	$5,548	$11,292	$12,132
Aluminum Products	(62)	1,404	(1,117)	2,154
Manufactured Products	14,419	14,164	27,641	23,673

	20,942	21,116	37,816	37,959
Corporate and Other Costs	(5,219)	(3,595)	(9,345)	(5,020)
Interest Expense	(6,632)	(8,286)	(13,896)	(16,293)

	$9,091	$9,235	$14,575	$16,646